Exhibit 9.2

RVPLUS Inc DBA ECCO2 Tech
Profit & Loss
Accrual Basis	May through August 2012

	May 12	Jun 12	Jul 12	Aug 12	TOTAL

Ordinary Income/Expense Income Revenue	0.00	0.00	0.00	250,000,000.00	250,000,000.00
Total Income	0.00	0.00	0.00	250,000,000.00	250,000,000.00
Cost of Goods Sold Cost of Revenue	0.00	0.00	0.00	84,501,200.00	84,501,200.00
Total COGS	0.00	0.00	0.00	84,501,200.00	84,501,200.00
Gross Profit	0.00	0.00	0.00	165,498,800.00	165,498,800.00
Expense
Insurance Expense	2,400.00	0.00	0.00	0.00	2,400.00
Legal Fee	12,500.00	8,500.00	5,000.00	5,000.00	31,000.00
Marketing	13,000.00	8,400.00	9,000.00	6,700.00	37,100.00
Media Relations	50,000.00	0.00	0.00	8,280.00	58,280.00
Office Expense	800.00	800.00	800.00	725.00	3,125.00
Payroll Expenses	8.00	8.00	8.00	6.00	30.00
Professional Fees	750.00	0.00	5,060.00	400.00	6,210.00
Rent Expense	400.00	2,600.00	4,260.00	1,200.00	8,460.00
Shipping and Delivery	1,036.00	0.00	0.00	0.00	1,036.00
Telephone Expense	200.00	200.00	200.00	0.00	600.00
Travel Expense	9,600.00	2,800.00	3,251.00	15,406.00	31,057.00
Utilities	0.00	0.00	0.00	470.00	470.00
Total Expense	90,694.00	23,308.00	27,579.00	38,187.00	179,768.00
Net Ordinary Income	-90,694.00	-23,308.00	-27,579.00	165,460,613.00	165,319,032.00
Net Income	-90,694.00	-23,308.00	-27,579.00	165,460,613.00	165,319,032.00